Exhibit 99.1

Contact:
Britt Zarling
+1.414.906.7272 office
Britt.zarling@manpower.com

FOR IMMEDIATE RELEASE

Manpower Inc. Appoints Roberto Mendoza to Board of Directors

Milwaukee, WI, USA (25 February 2009) – Manpower Inc. (NYSE: MAN), a world leader in the employment services industry, announced today the appointment of Roberto Mendoza, co-founder of Deming Mendoza & Co., LLC, to its board of directors. As a member of Manpower’s board, Mendoza will serve on the company’s audit committee. Mendoza’s appointment is subject to ratification by shareholders at the company’s annual shareholders meeting in April and will be effective at that time.

“Roberto’s international and financial experience, and general business oversight, will be very valuable to our company and our shareholders,” said Jeffrey A. Joerres, Manpower Inc. Chairman and CEO. “We are pleased to have someone with Roberto’s extensive background and skills join our board.”

Mendoza, 63, is a partner of Deming Mendoza & Co., LLC, a corporate finance advisory firm. A former vice chairman and director of J.P. Morgan & Co., Mendoza was principally involved with the firm’s corporate finance, M&A and private equity functions over his 30-year tenure. Mendoza subsequently went on to become a managing director of Goldman Sachs & Co.

Mendoza holds a Bachelor of Arts degree from Yale and an MBA (Baker Scholar) from the Harvard Business School. He has served on a number of corporate boards both in the U.S. and internationally, and as non-executive chairman of Egg plc, XL Capital and Trinsum Group. Mendoza currently serves on the boards of Western Union, Inc. and Paris Re, and is a member of the Council on Foreign Relations.

About Manpower Inc.
Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Founded in 1948, the $22 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 82 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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